LOGO


SONAT OFFSHORE DRILLING                  Sonat Offshore Drilling Inc.
                                         Post Office Box 2765
                                         Houston TX  77252 2765
                                         713 871 7500

- -------------------------------------------------------------------------------

                                         NEWS


       SONAT OFFSHORE DRILLING AND TRANSOCEAN ASA TO PROCEED WITH MERGER


      HOUSTON, May 10 /PRNewswire/ -- Sonat Offshore Drilling Inc. (NYSE:
RIG) announced today that it had been informed by the Board of Directors of Transocean ASA (Transocean), after consideration of a revised proposal from Reading & Bates Corporation, of Transocean's intention to proceed with its previously announced combination with Sonat Offshore Drilling Inc.

      J. Michael Talbert, Chairman and Chief Executive Officer of Sonat Offshore Drilling said, "We and Transocean have reaffirmed our intention to proceed with the most exciting combination this industry has seen in years. This is a combination for the twenty-first century. We believe our proposal is a financially and strategically exceptional alternative for Transocean and the Board of Transocean clearly agrees. When compared to Reading & Bates Corporation, we believe Sonat Offshore Drilling possesses a superior balance sheet and following the proposed combination with Transocean, results in a financially superior offshore drilling company. Additionally, the combined companies represent the most complementary fleets, operations and cultures. There is no better strategic drilling investment available today than that resulting from the combination of these dominant fleets in the North Sea and the deep-water Gulf of Mexico."

      Sonat Offshore Drilling is a worldwide offshore drilling company engaged in contract drilling of oil and gas wells. Headquartered in Houston, the Company specializes in technically demanding segments of the offshore drilling market including deep-water, harsh environment, and turnkey drilling.

      -0-          5/10/96

      /CONTACT:  Jeffrey L. Chastain, Sonat Offshore Drilling, 713-871-7551/

      (RIG)